Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

International Stem Cell Corporation
Oceanside, California

We hereby consent to the use in the Prospectus constituting a part of this amended Registration Statement of our report dated March 30, 2009 relating to the consolidated financial statements of International Stem Cell Corporation which appears on Page F-2 in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 which is contained in that Prospectus.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Vasquez & Company LLP

Los Angeles, California
September 22, 2009